DUN & BRADSTREET APPOINTS KIRSTEN M. KLIPHOUSE
TO ITS BOARD OF DIRECTORS

JACKSONVILLE, FL – July 26, 2023: Dun & Bradstreet Holdings, Inc. (“Dun & Bradstreet”) (NYSE: DNB), a leading global provider of business decisioning data and analytics, announced today the appointment of Kirsten M. Kliphouse to the company’s board of directors, effective immediately.
Kliphouse brings to Dun & Bradstreet decades of leadership, extensive knowledge of technology, information security, and data privacy matters, as well as deep experience in delivering growth and innovation to several of the world’s largest global organizations, most recently Google Cloud Americas.

“Kirsten is a well-respected leader in the technology industry, and we are delighted to welcome her to Dun & Bradstreet’s board of directors,” said William P. Foley, II, Executive Chairman, Dun & Bradstreet. “Her deep technological expertise and significant leadership experiences at some of the biggest brands in the industry will convey valuable perspective to Dun & Bradstreet’s board.”
“I am excited to join Dun & Bradstreet’s talented board of directors,” said Kirsten Kliphouse. “I am eager to contribute my strategic and technological knowledge and expertise toward Dun & Bradstreet’s continued innovation, growth, and success and look forward to working with the board to further strengthen the company’s position in the market."
Background on Kirsten M. Kliphouse
She served as President of Google Cloud Americas, where she was responsible for leading and growing the sales, go-to-market, customer engagement, channel and services organizations, from March 2022 until her retirement in July 2023. At Google Cloud, she also served as the Global Chair of the Aspiring Leadership Academy and Women@GoogleCloud. Previously, Kliphouse served as President of the North American division of Google Cloud from July 2019 until March 2022. Kliphouse has also served as a director of Laboratory Corp. of America Holdings since October 2022.
Prior to Google Cloud, Kliphouse was Senior Vice President at Red Hat, Inc., a subsidiary of International Business Machines Corporation, from January 2018 to June 2019; Chief Executive Officer of Yardarm Technologies, a hardware and software solutions company, from February 2017 to December 2017; and founder and Chief Executive Officer of Scaling Ventures, a technology investment and advisory firm. Prior to her position at Yardarm, Kliphouse spent more than 25 years at Microsoft, Inc., where she was part of the executive leadership team and held numerous executive positions in Enterprise Sales, Original Equipment Manufacturers (OEM), Partner and Channels, and as Corporate Vice President of Customer Support, Success and Professional Services, during which she led more than 10,000 employees globally. Kliphouse is a recipient of the Microsoft Founders Award for her superior leadership and contributions to the business. Kliphouse holds a degree in Computer Information Sciences and Business from Muhlenberg College.

About Dun & Bradstreet
Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on

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Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

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